Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Reports, dated April 22, 2022, on the financial statements of Mastermind Principles Ltd, for the years ended December 31, 2021, in Genius Group Ltd's annual report on Form 20-F. We also consent to application of such report to the financial information in the Report in Genius Group Ltd's annual report on Form 20-F, when such financial information is read in conjunction with the financial statements referred to in our reports.

SKS Bailey Group Ltd

Chartered Accountants

Peterlee, County Durham

13 May, 2022